UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant	[X]
Filed by a Party other than Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[X]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to Rule 14a-12.

CHARMING SHOPPES, INC.
 (Name of registration as specified in its charter)

Payment of Filing Fee (Check the appropriate box)
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

PROXY COMMUNICATION STATEMENT:

On April 2, 2008, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2008 Annual Meeting of Shareholders of Charming Shoppes, Inc., and began the process of mailing the definitive proxy statement and a GOLD proxy card to shareholders.  Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information.  Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at Charming Shoppes’ website at http://www.charmingshoppes.com. In addition, copies of Charming Shoppes’ proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with SEC on April 2, 2008.

FOR IMMEDIATE RELEASE

CHARMING SHOPPES’ SETTLEMENT OFFER TO CRESCENDO AND MYCA REJECTED;
COMPANY PROPOSES TO APPOINT RETAIL EXECUTIVES RICHARD BENNET AND MICHAEL GOLDSTEIN TO BOARD OF DIRECTORS;
ANNOUNCES ENHANCEMENTS TO CORPORATE GOVERNANCE PRACTICES

—	Board Proposes Declassification of Board, Subject to Shareholder Approval at 2009 Annual Meeting
—	Shareholder Rights Plan to Expire in 2009 Without Extension
—	Board to Separate Chief Executive Officer and Chairman Duties and to Appoint Independent Chairman

Bensalem, PA, May 5, 2008 – Charming Shoppes, Inc. (Nasdaq: CHRS) today announced that it has made a proposal to settle the proxy contest related to the Company’s 2008 Annual Meeting of Shareholders.  Crescendo Partners and Myca Partners (the “Committee”) have rejected this settlement offer, which included an offer of a seat on the Charming Shoppes’ Board to Mr. Michael C. Appel, one of the Committee’s director nominees.

Additionally, the Company announced that it intends to appoint to the Board, promptly following the May 8, 2008 Annual Meeting of Shareholders, two experienced retail executives with significant industry experience: Mr. Richard W. Bennet, III, former Vice Chairman of The May Department Stores Company, and Mr. Michael Goldstein, former Chairman and Chief Executive Officer of Toys “R” Us, Inc.  Neither of these individuals have any prior relationship with the Company, its Board of Directors, or its executives.  Both Messrs. Bennet and Goldstein were evaluated by an independent search firm and recommended to the Board of Charming Shoppes.  Detailed biographies of Messrs. Bennet and Goldstein follow at the end of this press release.

Katherine M. Hudson, lead independent director of Charming Shoppes’ Board of Directors said, “We are pleased with the prospect of adding additional qualified, independent directors with proven retail industry experience to our Board, and are delighted to have attracted new Board members with the wealth of knowledge and solid retail experience that Rick and Mike possess.   Rick’s leadership and management experience in the retail industry spans more than 30 years and Mike’s far-reaching retail and financial executive careers encompass more than 35 years.  We are confident that the new perspectives they can provide will be extremely valuable to the Company as we continue to strengthen our business.”

Offer of Board Representation to Shareholder Group
Notwithstanding the Committee’s rejection of the Company’s settlement offer, the Board has reiterated its offer to appoint Mr. Michael C. Appel, one of the Committee’s nominees and the only Committee nominee to have received the support of three independent proxy advisory firms, to the Board.  The Board seat offered to the Committee would provide it with representation proportional to its current ownership in the Company.

Dorrit J. Bern, Chief Executive Officer, President and Chairman of Charming Shoppes stated, “We are disappointed that the Committee rejected our settlement offer. After having spoken with many of our largest shareholders, we believe our offer to add Mr. Appel, together with Messrs. Bennet and Goldstein, to the Board is aligned with the majority of our shareholders’ wishes and interests.  Our settlement offer to the Committee remains in place and we believe it is in the best interests of all Charming Shoppes shareholders to resolve this matter so that we can move ahead with our efforts to improve our operational and financial performance and create shareholder value.”

The Company intends to appoint new Board members Bennet and Goldstein promptly following the 2008 Annual Meeting of Shareholders.  Following these appointments, Charming Shoppes’ Board is expected to be expanded from eight directors to ten directors, nine of whom would be independent.

Board Announces Enhancements to Corporate Governance Practices
Bern stated, “Members of our Board and management team have had the opportunity to communicate with many of our largest shareholders during the last several months.  Based on these communications and our commitment to act in the best interests of all Charming Shoppes’ shareholders, our Board has authorized a number of actions to enhance both our Board composition and the Company’s corporate governance practices.”

Charming Shoppes’ Board has unanimously voted to recommend that shareholders approve the elimination of the classified board structure. The proposal will be submitted for shareholder approval at the 2009 Annual Meeting of Shareholders.  If shareholders approve the elimination of the classified board structure at the 2009 Annual Meeting, the Board will be immediately declassified and all directors will be voted on at the 2009 Annual Meeting.  If the proposal to eliminate the classified board is not approved by the required 80% of outstanding shares, the class of directors which is up for election at the 2009 Annual Meeting of Shareholders will be voted upon.

“Eliminating our classified board structure will further enhance Charming Shoppes’ strong corporate governance practices,” said Ms. Hudson.

The Company’s Board of Directors has also unanimously voted not to extend the Company’s Shareholder Rights Plan, which has been in place since 1999 and is scheduled to expire in April 2009, prior to the Company’s next annual meeting.

Additionally, the Company’s Board of Directors has voted to separate the duties of Chairman of the Board and Chief Executive Officer.  Following the Company’s 2008 Annual Meeting of Shareholders, the Board of Directors will appoint an independent non-executive Board member as Chairman of the Board.

The Board of Directors strongly encourages shareholders to vote for the Company’s nominees by voting the GOLD card as promptly as possible. Shareholders wishing to follow the voting recommendations of the proxy advisory firms to elect one of the Committee’s nominees, Michael Appel, may do so by requesting their bank or brokerage firm to split the vote.  The Company also recommends that shareholders who vote for Mr. Appel also vote for Alan Rosskamm and Dorrit J. Bern.

M. Jeannine Strandjord, who joined the Charming Shoppes Board in 2006, said, “If shareholders desire to vote for Mr. Appel, I urge them to also vote for my fellow nominees, Alan Rosskamm and Dorrit Bern. Alan Rosskamm, who has served on our Board for more than 15 years, has proven to be a strong contributor to this Board.  Alan brings 35 years of retail experience to Charming Shoppes, experience which is crucial in our current economic environment.  I am confident in Alan’s ability to create shareholder value.”

Alan Rosskamm, 57, is the former Chief Executive Officer of Jo-Ann Stores, Inc.  He served in that capacity from 1985 to 2006, and as Chairman of the Board of Jo-Ann from 1992 to 2006.  Under Alan’s leadership, Jo-Ann became the nation’s leading retailer of fabrics and sewing supplies and one the nation’s largest retailers of craft and floral products, operating 800 stores in 47 states. He continues as a member of the Board of Directors, where he has served since 1985.

Hudson said, “On behalf of the Board, I would like to personally thank Jeannine for her decision to make clear to shareholders her support for Alan and Dorrit.  She has done so with the future success of the Company in mind, and in order to support our hope for the election of a combination of nominees that would assist in and be committed to the long-term success of Charming Shoppes.”

Shareholders who wish to elect two of managements’ nominees and Michael Appel should use the GOLD proxy card, vote for Dorrit Bern and Alan Rosskamm, and write in “Please substitute Michael Appel for M. Jeannine Strandjord.”

The vote of Charming Shoppes’ shareholders is extremely important – no matter how many shares or how few shares Charming Shoppes shareholders own. Shareholders are encouraged to vote by Internet and telephone by following the instructions on their GOLD proxy card.

For further instructions on how to split your vote using the GOLD card, please contact Jeanne Carr or Glen Linde of MacKenzie Partners at 212-929-5916 or (800) 322-2885. Additionally, if Charming Shoppes’ shareholders have any questions about how to vote their shares or if they need assistance in voting their shares, please contact Charming Shoppes’ proxy solicitor, MacKenzie Partners, Inc., which is assisting the Company in this matter, toll-free at (800) 322-2885 or charming@mackenziepartners.com.

Richard W. Bennet, III, 55, is the former Vice Chairman of The May Department Stores Company.  Previous to his appointment as Vice Chairman in 2000, Mr. Bennet served in various executive management positions including President and Chief Executive Officer of Kaufmanns and Famous Barr.  Prior to these executive leadership positions, Mr. Bennet held a number of senior merchandising positions, including General Merchandise Manager responsibilities at Filene's, Famous Barr and May D & F.  He began his retail career as an assistant buyer with Famous Barr Department Stores in St. Louis.  Mr. Bennet has also served as President and Chief Executive Officer of Direct Holdings Worldwide, an international direct marketing business with a variety of holdings including Time Life Entertainment.  Currently, Mr. Bennet is Co-Chief Executive Officer of CCA Global Partners, a cooperative of independent retail stores providing buying service and infrastructure to 3,600 locations with revenues of over $10 billion.  Mr. Bennet also serves on the board of directors of drugstore.com, inc., a leading online drugstore and information site for health, beauty, wellness, personal care, and pharmacy products. He received his undergraduate degree in business from Central Missouri State University and an MBA from Washington University in St. Louis.

Michael Goldstein, CPA, 66, served as Chairman of Toys “R” Us, Inc. from February 1998 to June 2001. His 20-year tenure at Toys “R” Us included progressive positions of greater responsibility, including Chief Financial Officer, Chief Administrative Officer, Chief Executive Officer, and ultimately Chairman of the Board.  Prior to his executive career at Toys “R” Us, Mr. Goldstein served at a number of companies in financial capacities, including Lerner Stores, Ernst & Young and Rapid-American Corporation.  Mr. Goldstein currently serves as lead independent director at Medco Health Solutions, and as a director of 4Kids Entertainment, The Bear Stearns Companies, Martha Stewart Living Omnimedia, and Pacific Sunwear of California.  He has previously served on the Board of Directors of United Retail Group, Finlay Enterprises, The Houghton Mifflin Company and Galyans Trading. Mr. Goldstein received his undergraduate degree in economics from Queens College in New York.

At February 2, 2008, Charming Shoppes, Inc. operated 2,409 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), CATHERINES PLUS SIZES(R), LANE BRYANT OUTLET(R), PETITE SOPHISTICATE(R) and PETITE SOPHISTICATE OUTLET(R). Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi’s. Please visit http://www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Forward-Looking Statements
This press release contains certain forward-looking statements concerning the Company’s operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to attract qualified individuals to the Company’s Board of Directors, the failure to consummate our identified strategic solution for our non-core misses apparel catalog titles and the refinancing of certain real estate assets, the failure to effectively implement our planned cost and capital budget reduction plans, the failure to effectively implement the Company's plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to generate a positive response to the Company's new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct- to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure to achieve improvement in the Company's competitive position, adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Additional Information
On April 2, 2008, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2008 Annual Meeting of Shareholders of Charming Shoppes, Inc., and began the process of mailing the definitive proxy statement and a GOLD proxy card to shareholders. Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement and supplement as they contain important information. Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and supplement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement and supplement are available for free at Charming Shoppes’ website http://www.charmingshoppes.com. In addition, copies of Charming Shoppes’ proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with SEC on April 2, 2008.

CONTACT:

Gayle M. Coolick Charming Shoppes, Inc. Director of Investor Relations (215) 638-6955	Dan Burch / Jeanne Carr MacKenzie Partners, Inc. (212) 929-5500	Matthew Sherman / Andrea Priest Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449